News Release

Media Contacts:
Telkonet Investor Relations, 240.912.1811, ir@telkonet.com

For Immediate Release

Telkonet Announces 2009 Fourth Quarter and Year End Results

March 31, 2010: Milwaukee, WI – Telkonet, Inc. (OTCBB: TKOI), a Clean Technology company that develops, manufactures and sells proprietary energy management and SmartGrid networking technology, announced today year-end results for December 31, 2009. For the year ending Dec 31, 2009, TKO recorded a net gain of $1.1 million, primarily due to accounting adjustments related to the write off of its discontinued operations.   Telkonet has reflected MSTI Holdings, Inc. or “MST” results of operations in the condensed consolidated statement of operations through the date of the disposal (April 22, 2009) as discontinued operations for all periods presented.

For the 2009 fourth quarter, Telkonet, Inc. had revenue of $2.1 million, a decrease of 34% compared to $3.2 million in the 2008 fourth quarter. Telkonet’s revenues decreased by 15% when compared to the quarter ended September 30, 2009. Telkonet, Inc. reported gross margins of 38% for the fourth quarter of 2009 compared to the 2008 fourth quarter of 46%, and 51% in the third quarter of 2009. Selling, general and administrative expenses were $1.8 million, compared to $2.0 million in the 2008 fourth quarter and $1.7 million in the 2009 third quarter.

Telkonet, Inc. reported a 2009 fourth quarter net loss of $(3.1) million, or $(0.03) per share, compared to a net loss of $(11.7) million or $(0.14) per share in the 2008 fourth quarter. Net losses for the fourth quarter of 2008 included losses from discontinued operations of $(4.5) million, or $(0.05) per share.

Telkonet had a negative adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), a non-GAAP measure, in the fourth quarter of 2009 of approximately $(1.4) million compared to a negative adjusted EBITDA of $(885,000) in the 2008 fourth quarter.

For the year ended December 31, 2009, Telkonet had revenue of $10.5 million, a decrease of 37% compared to $16.6 million for the year ended December 31, 2008. Telkonet, Inc. reported gross margins of 51% for the year ended December 31, 2009 compared to 41% for the year ended December 31, 2008.  Selling, general and administrative expenses were $6.9 million for the year ended December 31, 2009, compared to $9.3 million for the year ended December 31, 2008.

Telkonet, Inc. reported a net income of $1.1 million, or $0.01 per share, for the year ended December 31, 2009, when compared to a net loss of $(24.0) million, or $(0.30) per share for the year ended December 31, 2008. Net income in 2009 includes a $6.9 million gain on the deconsolidation of MST. Telkonet had a negative adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), a non-GAAP measure, of approximately $(2.6) million for the year ended December 31, 2009, compared to negative adjusted EBITDA of $(4.5) million for the year ended December 31, 2008.

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“Although the economic environment through-out 2009 presented significant challenges, Telkonet continued to execute its strategic plan for repositioning itself as a clean technology company,” stated Jason Tienor, Telkonet’s President and CEO.  “Showing 25% reduction in SG&A and a 24% increase in profit margin when compared with 2008, the company has shown significant operational improvements amidst a considerably difficult market environment.  In addition, the company has reported its first full-year net income of $1.1 million based on the deconsolidation of MST and a 42% reduction in negative EBITDA performance.  The company has positioned itself for success in the improving economic environment and its increasing traction in targeted vertical markets including hospitality, healthcare, education and military facilities.”

Conference Call
The Company will hold a conference call Wednesday, March 31, 2010 at 4:30 p.m. Eastern Time to discuss these results. Interested parties should dial 866-893-4204 (domestically) or 706-758-7105 (internationally). Please use conference ID# 64840687. There will be a replay of the call available until April 30, 2010 posted on the Investor Relations page of the Telkonet web site at http://www.telkonet.com/investors/investors.php.

NON-GAAP Financial Measures
To comply with Regulation G promulgated pursuant to the Sarbanes-Oxley Act, Telkonet, Inc. attached to this news release and will post to the company’s investor relations web site (www.telkonet.com) any reconciliations of differences between non-GAAP financial information that may be required in connection with issuing the company’s financial results.

The Company, as is common in its industry, uses EBITDA as a measure of performance to demonstrate earnings exclusive of interest and non-cash events. The Company manages its business based on its cash flows. The Company, in its daily management of its business affairs and analysis of its monthly, quarterly and annual performance, makes its decisions based on cash flows, not on the amortization of assets obtained through historical activities. The Company, in managing its current and future affairs, cannot affect the amortization of the intangible assets to any material degree, and therefore uses EBITDA as its primary management guide. Since an outside investor may base its evaluation of the Company’s performance based on the Company’s net loss not its cash flows, there is a limitation to the EBITDA measurement. EBITDA is not, and should not be considered, an alternative to net loss, loss from operations, or any other measure for determining operating performance of liquidity, as determined under accounting principals generally accepted in the United States (GAAP). The most directly comparable GAAP reference in the Company’s case is the removal of interest, depreciation, amortization, taxes and other non-cash expense. In assessing the overall health of its business during the quarter and year ended December 31, 2009 and 2008, the Company excluded items in the following general categories, each of which are described below:

•
Loss on Sale of Investment. In February 2009 the Company completed the sale of its investment in a publicly-traded company and recorded a $29,371 loss on the sale of the investment in the consolidated statement of operations for the year ended December 31, 2009. In December 2008, the Company sold a portion of its investment in this publicly-traded company and recorded a $6,500 loss in its consolidated statement of operations.  The Company considers this an investment transaction, and it is not an indication of operating performance. Therefore the Company does not consider the inclusion of our sale of this investment helpful in assessing its current financial performance compared to previous periods as well as prospects for the future.

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•
Gain on Derivative Liability. The Company has historically recorded non-cash gains and losses on the fair value of its derivative liabilities which arose from the sale of the Convertible Debentures in May and July 2008. These Debentures have embedded derivatives and the accounting treatment of derivative financial instruments requires that the Company record all derivatives and related warrants, and classify all other non-employee stock options and warrants as derivative liabilities and mark them to market at each reporting date. The Company considers this a financing transaction, and it is not an indication of current or future operating performance. Therefore, the Company does not consider the inclusion of this transaction helpful in assessing its current financial performance compared to previous periods as well as prospects for the future.

•
Impairment write-down in investment in marketable securities. In the third quarter of 2009 and the fourth quarter of 2008, respectively, the Company recorded a non-recurring expense of $367,653 and $4,098,514, respectively, based upon the Company’s determination that its investment in Geeks on Call America is impaired because the Company believes that its fair market value has permanently declined. The Company considers this an investment transaction, and it is not an indication of current or future operating performance. Therefore, the Company does not consider the inclusion of this transaction helpful in assessing its current financial performance compared to previous periods as well as prospects for the future.

•
Impairment write-down in investment in affiliate. In the fourth quarter of 2009 and 2008, the Company recorded a non-recurring non-cash expense of $1,000,000 and $2,000,000, respectively, based upon management’s assessment of the carrying value of the Company’s intangible assets at December 31, 2009. The Company considers this an investment transaction, and it is not an indication of current or future operating performance. Therefore the Company does not consider the inclusion of this transaction helpful in assessing its current financial performance compared to previous periods as well as prospects for the future.

In the second quarter of 2008, the Company recorded a non-recurring non-cash expense of $380,000 in connection with the issuance of 600,000 shares of Company stock attributable to the release of shares from a purchase price contingency escrow. The Company considers this an investment transaction, and it is not an indication of current or future operating performance. Therefore the Company does not consider the inclusion of this transaction helpful in assessing its current financial performance compared to previous periods as well as prospects for the future.

•
Stock-Based Compensation. The Company believes that because of the variety of equity awards used by companies, varying methodologies for determining stock-based compensation and the assumptions and estimates involved in those determinations, the exclusion of non-cash stock-based compensation enhances the ability of management and investors to understand the impact of non-cash stock-based compensation on our operating results. Further, the Company believes that excluding stock-based compensation expense allows for a more transparent comparison of its financial results to previous periods.

Each of the non-GAAP financial measures described above, and used in this press release, should not be considered in isolation from, or as a substitute for, a measure of financial performance prepared in accordance with GAAP. Further, investors are cautioned that there are inherent limitations associated with the use of each of these non-GAAP financial measures as an analytical tool. In particular, these non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles and many of the adjustments to the GAAP financial measure reflect the exclusion of items that are recurring and will be reflected in the Company’s financial results for the foreseeable future. The Company compensates for these limitations by providing specific information in the reconciliation included in this press release regarding the GAAP amounts excluded from the non-GAAP financial measures. In addition, as noted above, the Company evaluates the non-GAAP financial measures together with the most directly comparable GAAP financial information.

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(1)	GAAP stands for Generally Accepted Accounting Principles.

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About Telkonet
Telkonet is one of the market-leading Clean Technology companies providing integrated, centrally-managed energy management and SmartGrid networking solutions to the emerging $50 billion SmartGrid and Energy Efficiency markets. Telkonet is one of the top three occupancy-based energy management control providers in each of the hospitality, commercial, military, healthcare and education markets. The Company's in-room energy management systems are lowering heating and cooling costs in over 180,000 rooms and are an integral part of various utilities' green energy efficiency and rebate programs. (www.telkonet.com)

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All company, brand or product names are registered trademarks or trademarks of their respective holders.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and the Company’s ability to obtain new contracts and accurately estimate net revenue due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the Company’s financial results, can be found in the Company’s Registration Statement and in its Reports on Forms 8-K filed with the Securities and Exchange Commission (SEC).

TELKONET, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
FOR THE THREE MONTHS AND YEAR ENDED DECEMBER 31, 2009 AND 2008
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Net income (loss), as reported	$(3,102,306)	$(11,753,910)	$1,059,837	$(23,985,539)
Net (income) loss from discontinued operations	-	4,492,646	635,735	7,905,302
Net (gain) from discontinued operations	-	-	(6,932,586)	-
Net income (loss) from continuing operations	(3,102,306)	(7,261,264)	(5,237,014)	(16,080,237)

Financing expense, net	674,236	623,364	1,384,502	2,814,795
Depreciation and amortization	81,449	72,813	348,189	391,023

EBITDA attributed to Telkonet segment	(2,346,621)	(6,565,087)	(3,504,323)	(12,874,419)
Adjustments:
Loss on sale of investment	-	6,500	29,371	6,500
(Gain) loss on derivative liability	(11,186)	(420,488)	(777,750)	1,174,121
Impairment write-down in investment in marketable securities	-	4,098,514	367,653	4,098,514
Impairment write-down in investment in affiliate	1,000,000	2,000,000	1,000,000	2,380,000
Stock based compensation	(8,132)	(4,974)	235,234	699,639

Adjusted EBITDA	$(1,365,939)	$(885,535)	$(2,649,815)	$(4,515,645)

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TELKONET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSSES)
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008
Revenues, net:
Product	$6,521,906	$13,043,114
Recurring	3,996,147	3,515,887
Total Revenue	10,518,053	16,559,001

Cost of Sales:
Product	3,878,988	8,105,304
Recurring	1,313,108	1,680,832
Total Cost of Sales	5,192,096	9,786,136

Gross Profit	5,325,957	6,772,865

Operating Expenses:
Research and Development	1,080,148	2,036,129
Selling, General and Administrative	6,895,624	9,252,381
Impairment of Goodwill and Long Lived Assets	1,000,000	2,380,000
Stock Based Compensation	235,234	699,639
Depreciation and Amortization	348,189	391,023
Total Operating Expenses	9,559,195	14,759,172

Loss from Operations	(4,233,238)	(7,986,307)

Other Income (Expenses):
Financing Expense, net	(1,384,502)	(2,814,795)
Gain (Loss) on Derivative Liability	777,750	(1,174,121)
Gain (Loss) on Sale of Investments	(29,371)	(6,500)
Impairment of Investment in Marketable Securities	(367,653)	(4,098,514)
Total Other Income (Expenses)	(1,003,776)	(8,093,930)

Loss Before Provision for Income Tax	(5,237,014)	(16,080,237)

Provision for Income Tax	-	-

Loss from Continuing Operations	$(5,237,014)	$(16,080,237)

Discontinued Operations
Loss from Discontinued Operations	(635,735)	(7,905,302)
Gain on Deconsolidation	6,932,586	-

Net Income (Loss)	$1,059,837	$(23,985,539)

Net Income (Loss) per share:
Loss per share from continuing operations – basic and diluted	$(0.06)	$(0.20)
Income (Loss) per share from discontinued operations – basic and diluted	$0.07	$(0.10)
Net Income (Loss) per share – basic and diluted	$0.01	$(0.30)
Weighted average common shares outstanding – basic	94,486,950	79,153,788
Weighted average common shares outstanding – diluted	94,486,950	79,153,788

Comprehensive Income (Loss):
Net Income (Loss)	$1,059,837	$(23,985,539)
Unrealized gain (loss) on investment	32,750	(32,750)

Comprehensive Income (Loss)	$1,092,587	$(24,018,289)

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